UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 4)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

CREE, INC.
(Exact name of registrant as specified in its charter)

North Carolina	56-1572719
(State of incorporation or organization)	(I.R.S. Employer Identification Number)

4600 Silicon Drive, Durham, North Carolina 27703
(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates: N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.        Description of Registrant's Securities to be Registered.

On April 24, 2012, the Board of Directors of Cree, Inc., a North Carolina corporation (the “Company”), approved, and the Company entered into, an Amended and Restated Rights Agreement with American Stock Transfer & Trust Company, LLC, as rights agent, which the Company amended (such amendment, “Amendment No. 1”) on January 29, 2013 (such agreement, as it may be amended, modified or supplemented from time to time, the “Rights Agreement”).

On February 11, 2015, the Company entered into an amendment (“Amendment No. 2”) to the Rights Agreement. Amendment No. 2 amends the definition of “Acquiring Person” in the Rights Agreement to provide that the level of beneficial ownership of the Company’s common stock at which a person becomes an “Acquiring Person” and therefore triggers the consequences under the Rights Agreement of becoming an Acquiring Person is increased for certain passive investors (defined in the Rights Agreement as “13G Investors”) from 15% to 18% of the Company’s outstanding common stock (with no change to the triggering ownership threshold for other investors).

Except as modified by Amendment No. 2, the description and terms of the preferred stock purchase rights (the “Rights”) remain as set forth in the Rights Agreement and as previously disclosed in Amendment No. 3 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on January 31, 2013 (the “Prior Registration Statement”). The Rights Agreement, Amendment No. 1 and Amendment No. 2 are included as exhibits hereto and are incorporated by reference herein. The description of the Rights set forth in the Prior Registration Statement, as modified by the foregoing description, does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2.        Exhibits.

Exhibit No.	Description of Exhibit
4.1
Amended and Restated Rights Agreement, amended and restated as of April 24, 2012, between Cree, Inc. and American Stock Transfer & Trust Company, LLC, including the form of Articles of Amendment of Articles of Incorporation of the Company, the form of Rights Certificate and the Summary of Rights to Purchase Preferred Stock, attached thereto as Exhibits A, B and C, respectively (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 26, 2012)

4.2
Amendment No. 1 to Amended and Restated Rights Agreement, dated as of January 29, 2013 (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 31, 2013)

4.3
Amendment No. 2 to Amended and Restated Rights Agreement, dated as of February 11, 2015 (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 11, 2015)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CREE, INC.

By:	/s/ Michael E. McDevitt
Michael E. McDevitt
Executive Vice President and Chief Financial Officer

Date: February 11, 2015

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1
Amended and Restated Rights Agreement, amended and restated as of April 24, 2012, between Cree, Inc. and American Stock Transfer & Trust Company, LLC, including the form of Articles of Amendment of Articles of Incorporation of the Company, the form of Rights Certificate and the Summary of Rights to Purchase Preferred Stock, attached thereto as Exhibits A, B and C, respectively (incorporated herein by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 26, 2012)

4.2
Amendment No. 1 to Amended and Restated Rights Agreement, dated as of January 29, 2013 (incorporated herein by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 31, 2013)

4.3
Amendment No. 2 to Amended and Restated Rights Agreement, dated as of February 11, 2015 (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 11, 2015)

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